Exhibit 8.1

mwe.com

June 2, 2022

Healthcare Trust of America, Inc.

16435 N. Scottsdale Road, Suite 320

Scottsdale, AZ 85254

Re:	Agreement and Plan of Merger Dated February 28, 2022

Ladies and Gentlemen:

We have acted as counsel to Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form S-4, initially filed with the SEC on May 2, 2022 (as amended through the date hereof, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), related to the merger of HR Acquisition 2, LLC, a Maryland limited liability company and a direct, wholly-owned subsidiary of the Company (“MergerSub”), with and into Healthcare Realty Trust Incorporated, a Maryland corporation (“HR”), with HR surviving the Merger. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of February 28, 2022 (the “Merger Agreement”). This opinion is being delivered in connection with Section 7.03(f) of the Merger Agreement.

Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations) (the “Regulations”) and interpretations of the foregoing as expressed in court decisions, administrative determinations and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

In rendering our opinion we have examined such records, certificates, documents and other materials as we considered necessary or appropriate as a basis for such opinion, including the following: (i) the Merger Agreement (including exhibits, schedules and appendices thereto) (the “Merger Agreement”), (ii) the respective tax representation letters of the Company and HR delivered to us for purposes of this opinion (the Officer’s Certificates), (iii) the form of opinion of counsel delivered by Hunton Andrews Kurth LLP with respect to qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code (the “Counsel’s Opinion”), the Registration Statement and (v) such other documents, corporate records and information delivered to us as we deemed relevant, necessary and appropriate to our opinion.

For purposes of our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties set forth in (i) the Merger Agreement, (ii) the Officer’s Certificates and (iv) such other documents, corporate records and information delivered to us as we deemed relevant, necessary and appropriate to our opinion. We have consequently assumed, with your permission, (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals and there has been execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) due execution and delivery of all such documents by all the parties thereto, (vii) the compliance of each party with all material provisions of such documents, and (viii) the accuracy and completeness of all records made available to us.

We have also assumed, with your permission, that for the purposes of this opinion:

A.	The Company is validly organized, duly incorporated, and existing under the laws of the State of Maryland and in good standing in Maryland.

B.

The Company has qualified as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2007, and will continue to qualify as a REIT for U.S. federal income tax purposes.

C.	The Merger will be duly authorized and validly effectuated.

D.

The transactions described in or contemplated by any of the aforementioned documents have been or will be consummated in accordance with or described in the operative documents, including the Merger Agreement, and no material terms of such documents will be waived or materially modified.

E.	The operative documents are enforceable in accordance with their terms.

F.

All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Merger Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Merger Effective Time.

G.

The representations in the Officer’s Certificates are and will remain true, correct and complete and that all representations made “to the best of the knowledge and belief” of any person(s) or party(ies) or with similar qualification or that are qualified as to materiality are and will be true, correct and complete as if made without such qualification.

H.	The parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement.

I.	Counsel’s Opinion is being delivered by Hunton Andrews Kurth LLP concurrently herewith in the form provided to us and has not been and will not be modified or withdrawn.

J.	There will be no change in applicable U.S. federal income tax law from the date hereof through the Effective Time.

Any material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Officer’s Certificates and herein and in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” we are of the opinion that, for United States federal income tax purposes, the Merger, when effective, will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition to the foregoing matters, our opinion is subject to the following exceptions, limitations and qualifications:

A.

This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the United States federal income tax consequences of the Merger. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service (“IRS”) or the courts, and there is no assurance that the IRS will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws, and we are not undertaking to update this letter after the date hereof.

B.

No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times. Moreover, our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.

This letter is furnished only to you and is solely for your use in connection with the Registration Statement, upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion. We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our name, McDermott Will & Emery LLP,” under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules or regulations of the SEC promulgated thereunder.

Respectfully submitted,

MCDERMOTT WILL & EMERY LLP

/s/ McDermott Will & Emery LLP

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444 US practice conducted through McDermott Will & Emery LLP.